NSAR
Screen 38, 77(G.)
Series 5
Defaulted senior securities for the period ended December 31, 2003

1.   Intermedia Communication, 8.600%, due 06/01/2008
o    Reason for Default: Bankruptcy
o    Date of Default: 06/01/2002
o    Principal Amount: N/A - preferred stock
o    Amount of Default: N/A - preferred stock
o Amount of Default per 1,000 face amount [(Amount of default)/(principal amount)*(1,000)]: -N/A - preferred stock


2. Worldcom, Inc., 6.950%, due 08/15/20
o    Reason for Default: Bankruptcy
o    Date of Default: 02/15/2002
o    Principal Amount: 715,000
o    Amount of Default: $15,735.96
o Amount of Default per 1,000 face amount [(Amount of default)/(principal amount)*(1,000)]: $22.01